EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

VA Software Corporation
Fremont, California

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-92409; 333-92391; 333-38768; 333-38766; 333-38874; 333-59096; 333-71944; 333-101965; and 333-116778) of our report dated August 20, 2004, except for the second paragraph of Note 5, as to which the date is September 24, 2004, relating to the consolidated financial statements and schedule of VA Software Corporation appearing in this Annual Report on Form 10-K for the year ended July 31, 2004.

/s/ BDO Seidman, LLP

San Jose, California
October 14, 2004